CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-CHJC MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

March 1, 2023

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-CHJC Series (the “VV-CHJC Series”) and the creation of the VV-CHJC Interests (the “VV-CHJC Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in March 2023 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-CHJC Series and the creation of the VV-CHJC Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-CHJC Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-CHJC Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-CHJC Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-CHJC Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-CHJC Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-CHJC Interests

AUTHORIZED SHARES:	Minimum: 690 / Maximum: 759 Interests

SERIES ASSETS:	Champagne Jewels Collection
	Product	Vintage	Bottles
	Henri Giraud Argonne	2013	6
	Henri Giraud Argonne	2012	2
	Pierre Peters Cuvee Speciale Les Chetillons	2014	12
	Pierre Peters Cuvee Speciale Les Chetillons	2013	18
	Philipponnat Clos des Goisses	2012	12
	Egly-Ouriet Brut Millesime	2013	12
	Egly-Ouriet Brut Millesime	2013	12
	Egly-Ouriet Brut Millesime	2012	18
	Pol Roger Cuvee Winston Churchill	2013	6
	Pol Roger Cuvee Winston Churchill	2013	42
	Pol Roger Cuvee Winston Churchill	2013	6
	Pol Roger Cuvee Winston Churchill	2012	12
	Pol Roger Cuvee Winston Churchill	2012	12

VOTING POWERS:	No Voting Powers.
SERIES ASSETS:

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-CHJC to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:   Nicholas King

NAME:  Nick King